SUBSIDIARIES OF WATTS WATER TECHNOLOGIES, INC.

Name of Subsidiary	Jurisdiction of Organization
Watts Regulator Co.	MA
Watts Drainage Products, Inc.	DE
Jameco Industries, Inc.	NY
Jameco International, LLC	DE
Anderson-Barrows Metals Corporation	CA
Webster Valve, Inc.	NH
Ames Holdings, Inc.	DE
Watts Spacemaker, Inc.	CA
Watts Radiant, Inc.	DE
Watts Distribution Company, Inc.	DE
Watts Premier, Inc.	AZ
Hunter Innovations, Inc.	CA
Rudolph Labranche, Inc.	NH
Watts Business Trust	MA
Flowmatic Systems, Inc.	DE
Orion Enterprises, Inc.	KS
Orion Fittings, Inc.	KS
Laboratory Enterprises, Inc.	KS
Flo Safe, Inc.	KS
Watts Sea Tech, Inc. (d.b.a Sea Tech, Inc.)	DE
HF Scientific, Inc.	FL
Watts Intermes GmbH	Austria
Watts Ocean NV	Belgium
Watts MTB EAD	Bulgaria
Watts Industries (Canada) Inc.	Canada
Tanggu Watts Valve Co., Ltd.	China
Tianjin Tanggu Watts Bronze Valve Company Limited	China
Watts Plumbing Technologies (Taizhou) Co. Ltd. (f/k/a Taizhou Shida Plumbing Manufacturing Co. Ltd.)	China
Tianjin Watts Valve Company	China
Watts Valve (Taizhou) Co., Ltd.	China
Watts Eurotherm SA	France
Watts Electronics SA	France
WIG Armaturenvertriebs GmbH	Germany
Watts Industries Deutschland GmbH	Germany
Watts Germany Holding GmbH	Germany
Watts Instrumentation GmbH	Germany
Watts Italy Holding SpA	Italy
Watts Londa SpA	Italy
Watts Intermes	Italy
Watts Cazzaniga S.p.A.	Italy
Immobiliare Cazziniga S.r.l.	Italy
Watts Stern Rubinetti S.r.l.	Italy
Watts Industries Europe BV	Netherlands
Philabel BV	Netherlands
Watts Ocean BV	Netherlands
Anderson Barrows Benelux BV	Netherlands
Watts Europe Services BV	Netherlands
Watts Industries, Sp. Z.o.o	Poland
Watts Industries Iberica SA	Spain
Watts Sweden Holding AB	Sweden
Watts Industries Nordic AB	Sweden
Watts Intermes AG	Switzerland
Watts Industries Tunisia	Tunisia
Watts U.K. Ltd.	United Kingdom
www.plumbworld.co.uk Ltd.	United Kingdom
TEAM Precision Pipework, Ltd.	United Kingdom
Giuliani Anello S.r.l.	Italy
Martin Orgee UK Ltd.	United Kingdom